Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8, No. 333-91458 of CoBiz Employees 401(k) Plan of our report dated June 25, 2010 with respect to the statements of net assets available for benefits of CoBiz Employees 401(k) Plan as of December 31, 2009 and 2008 and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K of CoBiz Employees 401(k) Plan.

/s/ Clifton Gunderson LLP

Denver, Colorado

June 25, 2010